EXHIBIT 5

                   [LEAGRE CHANDLER & MILLARD LLP LETTERHEAD]


October 26, 1999



Lafayette Bancorporation
133 North 4th Street
Lafayette, Indiana 47902


Gentlemen:

     We have acted as special counsel to Lafayette Bancorporation, an Indiana corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering up to 188,341 shares of the Company's common stock, no par value per share (the "Shares"), available for issuance and previously issued pursuant to the Lafayette Bancorporation 1998 Nonqualified Stock Option Plan and the Lafayette Bancorporation Non-Qualified Stock Option Plan adopted in 1995 (the "Plans").

         Based on our review of the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended and restated, the Plans and documents related thereto, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, if and when issued and paid for pursuant to the Plans and related documents, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                                              Very truly yours,

                                             /s/ Leagre Chandler & Millard LLP

                                            LEAGRE CHANDLER & MILLARD LLP